Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of MCAP Acquisition Corp. on Amendment No. 2 to Form S-4 (File No. 333-259027) of our report dated February 22, 2021, except for Notes 3, 5 and 7 which are dated March 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of MCAP Acquisition Corp. as of December 31, 2020 and for the period from November 12, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

October 28, 2021